Exhibit 99.1

NEWS RELEASE

InfoLogix Acquires Aware Interweave, Inc.

Adds Mobility Software Compatible with SAP® Enterprise Software

HATBORO, PA — May 19, 2008 — InfoLogix, Inc. (NASDAQ: IFLG), a leading technology provider of enterprise mobility and advanced wireless asset tracking solutions for the healthcare and commercial industries, announced today that it has acquired the assets of Aware Interweave, Inc., a company specializing in enterprise mobility of critical business data for users of SAP® enterprise software.

The Aware suite of software and professional services enables the delivery of corporate information anywhere, anytime to wireless devices, with specific emphasis on providing mobile access for users of SAP® enterprise software. The Aware platform extends mobile access to employees in the field, for capabilities such as the transmission of transactions and approvals via mobile devices.

“This acquisition continues our strategic vision and operational focus on adding intellectual property and higher-margin services, while allowing InfoLogix to provide our large and growing customer base with access to new solutions,” says David Gulian, President and CEO of InfoLogix. “We have a tremendous opportunity to enable users of SAP® software and applications to significantly improve their visibility, response time, and revenues by providing access to business-critical applications without being tied to the office or desktop computer. Imagine receiving an automated alert about an inventory spike on your mobile device, and being able to take immediate action while you’re on the go. InfoLogix is eager to help companies realize the full power of enterprise mobility solutions.”

“InfoLogix is the leader in the rapidly growing mobility solutions space, with an established executive team and a strong guiding vision for how to capitalize on this growing market,” says Kim Obermair, co-founder of Aware Interweave. “Over the past three years we’ve built a proven software platform, a premier list of clients, and a laser-focus on enabling mobility for users of SAP® solutions and platforms. Together with the strength of InfoLogix’s established customer base and national sales network, we look forward to providing more users with access to the ‘outside the four walls’ functionality that they have been demanding.”

InfoLogix acquired five mobile software products in the transaction, adding to its growing set of intellectual property: Aware’s Co-Pilot Mobile Foundation for delivering user and role-based menus of applications; Management Co-Pilot platform plus analytics, expenses and other business applications; Warehouse Co-Pilot for mobile warehouse management; Event Pipe for mobile event management alerts and rules; and the Aware

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Mobile Device Controller for RFID and Barcode workflow on Handheld Readers for use with SAP® applications.

Aware solutions can also interface with other enterprise software solutions and platforms, further extending the value the company delivers to the market, including the pharmaceutical, medical device, healthcare, manufacturing and defense industries.

About InfoLogix, Inc.

InfoLogix is a leading provider of enterprise mobility and advanced wireless asset tracking solutions for the healthcare and commercial industries. InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes. With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Kraft Foods, Merck and Company, General Electric, Kaiser Permanente, MultiCare Health System and Stanford School of Medicine. InfoLogix is a publicly-traded company (NASDAQ: IFLG). For more information, visit www.infologix.com

About Aware Interweave, Inc.

Aware Interweave, Inc. is a market leader in providing Enterprise Mobility and mobile access for users of SAP® enterprise software. Aware’s suite of Co-Pilot software enables the delivery of corporate information anywhere, anytime to an executive’s or field worker’s mobile device. Aware’s solutions can also interface other enterprise software solutions and platforms. For more information, visit www.aiiweave.com

SAP® is the trademark or registered trademark of SAP AG in Germany and in several other countries.

Safe Harbor

InfoLogix makes forward-looking statements in this press release that represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks described in our Annual Report on Form 10-K for the period ended December 31, 2007 and other filings we make with the Securities and Exchange Commission. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.

Contact:

Investor Relations:

Thomas P. Walsh

Alliance Advisors, LLC

212-398-3486

twalsh@allianceadvisors.net

Media Inquiries:

Jason Fradin

Vice President of Marketing

InfoLogix, Inc.

215-604-0691 x1194